EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-195972, 333-201174, 333-204012, 333-219563, and 333-237613) of The Rubicon Project, Inc. of our report dated March 18, 2019, relating to the consolidated financial statements of Telaria, Inc. as of and for the years ended December 31, 2018 and December 31, 2017, appearing in Telaria, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this Current Report on Form 8-K/A of The Rubicon Project, Inc.

/s/ Ernst & Young LLP

New York, NY
June 17, 2020